Exhibit 3(a)

             THE PEOPLES GAS LIGHT AND COKE COMPANY

                ACTION OF THE BOARD OF DIRECTORS
              BY WRITTEN CONSENT IN LIEU OF MEETING

           The Board of Directors of the Company has taken the

following action by unanimous written consent:

                   RESOLVED, That, effective as of the
           close of business on March 26, 1997, the By-Laws of the Company be, and they hereby are, amended by replacing Section 3.1 of
           Article III of the By-Laws in its entirety with the following:

                         ARTICLE III
                    Directors and Committees

                   SECTION 3.1. Number and Election.
           The business and affairs of the Company
           shall be managed and controlled by a board of directors, six (6) in number, each of which shall be a shareholder. The directors shall be elected by the shareholders entitled to vote at the annual meeting of such shareholders and each director shall be elected to serve for a term of one (1) year and thereafter until his successor shall be elected and shall qualify. The Board of Directors may fill one or more vacancies arising between meetings of shareholders by reason of an increase in the number of directors or otherwise.

                   RESOLVED FURTHER, That the Secretary
           of the Company be, and he hereby is,
           directed to initial a copy of the amended
           By-Laws presented at this meeting and place it with the important papers of this meeting.

           IN WITNESS WHEREOF, the Board of Directors of THE

PEOPLES GAS LIGHT AND COKE COMPANY has executed this Written

Consent as of March 26, 1997.



/s/ R. E. Terry                                /s/ J.Hinchliff
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/s/ J. B. Hasch                                /s/ K. S.Balaskovits
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/s/ M. S. Reeves
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